Exhibit 99.3

GrowGeneration Purchases All the Assets of Chlorophyll, Inc.

Creates Hydroponic Supply Operations in Excess of $10 Million in Denver, Colorado

DENVER, CO, Jan. 22, 2019  - GrowGeneration Corp. (OTCQX: GRWG) (“GrowGen” or the “Company”), one of the largest chains of specialty hydroponic and organic garden centers, with 20 locations serving both commercial and home growers, today announced that it has purchased all the assets of Chlorophyll, Inc. (“Chlorophyll”).  Located in Denver, CO, this super store, with over 20,000 sq. ft. of warehouse and retail space, will be the 6th store in the GrowGeneration portfolio of stores in Colorado.

GrowGen CEO Comments:

“This transaction marks our 1st acquisition in 2019, adding $8 Million in revenue to our Company. Adding Chlorophyll, located directly in a strategic location with high visibility in Denver, CO., adds one of the largest and highest volume hydroponic stores in the country. Chlorophyll has a seasoned team, and we are excited that the founders, Beau Speicherand Lee McCall will continue to support the company in a sales and business development role.”

Chlorophyll CEO Comments:

“We are excited to be part of the GrowGeneration portfolio of companies. As the largest hydroponic store in Denver, CO, our customers will benefit with more product offerings, competitive pricing and expanded professional services. We were attracted to GrowGeneration’s model and track record of building a national chain of stores, applying a professional management team, with a strong financial position.”

About GrowGeneration Corp.:

GrowGen owns and operates specialty retail hydroponic and organic gardening stores. Currently, GrowGen has 21 stores, which include 6 locations in Colorado, 6 locations in California, 1 location in Las Vegas, 1 location in Washington, 3 locations in Michigan, 1 location in Rhode Island, 2 locations in Oklahoma, and 1 location in Maine. GrowGen also operates an online superstore for cultivators, located at HeavyGardens.com. GrowGen carries and sells thousands of products, including organic nutrients and soils, advanced lighting technology and state of the art hydroponic equipment to be used indoors and outdoors by commercial and home growers. Our mission is to own and operate GrowGeneration branded stores in all the major legalized cannabis states in the U.S. and Canada. Management estimates that roughly 1,000 hydroponic stores are in operation in the U.S. By 2020 the market is estimated to reach over $23 billion with a compound annual growth rate of 32%.

Forward Looking Statements:

This press release may include predictions, estimates or other information that might be considered forward-looking within the meaning of applicable securities laws. While these forward-looking statements represent our current judgments, they are subject to risks and uncertainties that could cause actual results to differ materially. You are cautioned not to place undue reliance on these forward-looking statements, which reflect our opinions only as of the date of this release. Please keep in mind that we are not obligating ourselves to revise or publicly release the results of any revision to these forward-looking statements in light of new information or future events. When used herein, words such as “look forward,” “believe,” “continue,” “building,” or variations of such words and similar expressions are intended to identify forward-looking statements. Factors that could cause actual results to differ materially from those contemplated in any forward-looking statements made by us herein are often discussed in filings we make with the United States Securities and Exchange Commission, available at: www.sec.gov, and on our website, at: www.growgeneration.com.

Connect:

●	Website: www.GrowGeneration.com
●	Facebook: GrowGenerationCorp
●	Twitter: @GrowGenOK
●	Instagram: growgen

SOURCE GrowGeneration